EXHIBIT 11
                                                  ----------



     SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
     -------------------------------------------------------------
                   COMPUTATION OF EARNINGS PER SHARE
                   ---------------------------------

(Dollars in thousands,
except per share amounts)
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      Years Ended December 31,       1996            1995            1994

Primary earnings per share:
---------------------------

Net income                  $      55,551          53,042          38,276
Weighted average number of
 shares of common stock
 outstanding                   14,542,018      14,285,683      13,879,658
Net income per share of
 common stock               $        3.82            3.71            2.76
                               ==========      ==========      ==========


Fully diluted earnings per share:
---------------------------------

Earnings applicable to common stock
 on a fully diluted basis:
Net income                  $      55,551          53,042          38,276
Interest on convertible
 debentures                           623             640             804
Amortization of debt expenses          13               8              15
Tax effect on interest and
 debt expenses                       (223)           (227)           (286)
                               ----------      ----------      ----------
                            $      55,964          53,463          38,809
                               ==========      ==========      ==========


Weighted average number of shares
 outstanding on a fully diluted
 basis:
Weighted average number of
 common shares outstanding     14,542,018      14,285,683      13,879,658
Additional shares assuming
 conversions of debentures        501,180         517,380         713,230
                               ----------      ----------      ----------
                               15,043,198      14,803,063      14,592,888
                               ==========      ==========      ==========

Fully diluted income per
 share of common stock      $        3.72            3.61            2.66
                               ==========      ==========      ==========